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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 19, 2000


                                 METROCALL, INC.
             (Exact Name of Registrant as Specified in its Charter)

                        Delaware                               0-21924                            54-1215634
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(State or other jurisdiction of incorporation)        (Commission File Number)      (I.R.S. Employer Identification No.)

  6677 Richmond Highway, Alexandria, Virginia                                        22306
  -------------------------------------------                                        -----
   (Address of principal executive offices)                                       (Zip Code)


       Registrant's telephone number, including area code: (703) 660-6677


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Item 5 - Other Events.

           On September 19, 2000, Metrocall filed a supplemental pleading with the U.S. Bankruptcy Court for the District of Delaware in which it indicated that it has received $337.5 million of binding financial commitments in connection with its request to the Bankruptcy Court for permission to submit a competing plan proposal to acquire Paging Network, Inc. ("PageNet"). These financing commitments are comprised of $105 million in new common equity, $57.5 million in new senior unsecured notes with warrants and $175 million in connection with the sale of certain SMR licenses of PageNet. These commitments are contingent on confirmation by the Bankruptcy Court of Metrocall's plan, execution of definitive documentation, receipt of regulatory approvals and other customary closing conditions.

           Metrocall also has modified its plan proposal. Under the current proposal, PageNet's bondholders would receive $100 million in cash, 106.8 million shares of Metrocall common stock and 81% of the equity of Vast Solutions, Inc.; PageNet's secured creditors would receive $75 million in cash and new secured notes as part of a consolidated bank facility for $671.5 million, together with the proceeds from the disposition of the capital stock of PageNet's Canadian subsidiary. Metrocall's plan continues to be subject to various conditions including requisite bankruptcy court approvals in PageNet's chapter 11 proceedings, regulatory approvals, Metrocall stockholder approval, and satisfaction of conditions to its equity, debt and bank financing.

           Metrocall has had, and may continue to have, discussions with representatives of PageNet creditors and shareholders regarding its motion and proposal.


ANY SECURITIES TO BE ISSUED PURSUANT TO THE METROCALL PROPOSAL WILL BE ISSUED PURSUANT TO APPLICABLE PROVISIONS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM. INVESTORS ARE URGED TO READ THE RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES & EXCHANGE COMMISSION AND/OR THE BANKRUPTCY COURT WHICH WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY TRANSACTION INVOLVING METROCALL. INVESTORS CAN OBTAIN ANY DOCUMENT FILED WITH THE COMMISSION FOR FREE AT THE COMMISSION'S WEB SITE, HTTP://www.SEC.GOV.




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                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   METROCALL, INC.



                                   By:  s/WILLIAM L. COLLINS, III
                                          -------------------------
                                           William L. Collins, III
                                           President and Chief Executive Officer

Date:  September 20, 2000



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